Filed pursuant to Rule 433

Registration No. 333-174268

September 27, 2011

Final Term Sheet

USD 3,000,000,000 1.25% Global Notes due 2016

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	USD 3,000,000,000

Denomination:	USD 1,000

Maturity:	October 5, 2016

Redemption Amount:	100%

Interest Rate:	1.25% per annum, payable semi-annually in arrears

Date of Pricing:	September 27, 2011

Closing Date:	October 5, 2011

Interest Payment Dates:	April 5 and October 5 in each year

Currency of Payments:	USD

Price to Public/Issue Price:	99.624%

Underwriting Commissions:	0.125%

Proceeds to Issuer:	99.499%

Format:	SEC-registered global notes

Listing:	Luxembourg Stock Exchange (regulated market)

Business Day:	New York

Business Day Convention:	Following, unadjusted

Day Count Fraction:	30/360

Governing Law/Jurisdiction:	German law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	DTC (deliverable through CBL and Euroclear)

ISIN:	US500769ES95

CUSIP:	500769ES9

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

Ratings of Issuer:	AAA by Standard & Poor’s, Aaa by Moody’s Investors Service and AAA by Fitch Ratings.[1]

Lead Managers:	Credit Suisse Morgan Stanley RBC Capital Markets

Co-Lead Managers:	Barclays Capital BNP PARIBAS BofA Merrill Lynch Citigroup Deutsche Bank Goldman Sachs International J.P. Morgan Mitsubishi UFJ Securities The Royal Bank of Scotland UBS Investment Bank

Stabilization Manager:	Credit Suisse Securities (Europe) Limited

Registrar:	The Bank of New York Mellon (Luxembourg) S.A.

Paying Agent:	The Bank of New York Mellon

Additional Paying Agent:	The Bank of New York Mellon, Filiale Frankfurt am Main

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the notes is available under the following link: http://www.sec.gov/Archives/edgar/data/821533/000104746911005436/a2204268z424b3.htm . KfW’s base prospectus relating to the notes is available through the following link: http://www.sec.gov/Archives/edgar/data/821533/000104746911005435/a2204267z424b3.htm . Alternatively, Credit Suisse will arrange to send you the prospectus, which you may request by calling toll-free +1-800-221-1037.

[1]

A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.